SEVERANCE AGREEMENT AND RELEASE

LaCrosse Footwear, Inc. ("LaCrosse") has eliminated the position of Executive Vice President/Chief Operating Officer effective December 2000. As a result of the elimination of this position, LaCrosse has terminated the employment of Mark
E. Leopold ("Leopold") effective December 13, 2000. In consideration for this Severance Agreement and Release, LaCrosse agrees to provide Leopold with the salary continuation benefits as provided in LaCrosse's June 15, 1999 Final at Will Employment Offer ("June 15, 1999 Offer") to Leopold, the terms of which are incorporated into the Agreement by reference. The salary continuation benefits provided in the June 15, 1999 Offer will be calculated based on Leopold's annual salary of $182, 700; and the amount of gross incentive compensation payments provided for in the June 15, 1999 Offer will be calculated based on Leopold's most recent incentive compensation payment for 1999 of $28, 438. LaCrosse further agrees to continue to pay its share of Leopold's premium for coverage under its group health insurance plan through March 31, 2001, during which time Leopold must continue to pay his applicable employee co-pay premium. After March 31, 2001, Leopold may elect to continue his group health insurance coverage under federal law (COBRA). All other fringe benefits that LaCrosse provides to Leopold will cease as of his termination date.

In further consideration for this Severance Agreement and Release, LaCrosse will allow Leopold to transfer to his ownership the $500,000 life insurance policy that LaCrosse has in place for Leopold if the life insurance carrier agrees to the transfer and if Leopold assumes the financial responsibility for paying the premiums for the policy. LaCrosse will also transfer ownership to Leopold of the laptop computer that Leopold used as a LaCrosse employee after LaCrosse has removed or deleted from the computer any of its own or licensed intellectual property as well as any of its confidential or privileged information. In addition, LaCrosse will provide Leopold with outplacement services from Thompson Consulting up to July 15, 2001, or from an outplacement service of Leopold's choice, in the maximum of $5,000. Thompson Consulting or the outplacement service chosen by Leopold will bill LaCrosse directly for such services. Because it is LaCrosse's policy not to offer cash in lieu of outplacement services, the cost of these services to LaCrosse will not be treated as income to Leopold. Further, LaCrosse agrees to pay Leopold three weeks of vacation pay for the year 2000 on the next payroll date after the expiration of the seven day revocation period referred to below. Finally, LaCrosse will pay Leopold a bonus for the year 2001, the final amount of which will be determined with LaCrosse's year-end results, and will pay Leopold a year 2000 incentive compensation payment by March 15, 2001.

Leopold further understands and agrees that LaCrosse's promises to him are contingent on his returning to LaCrosse all outstanding LaCrosse property in his possession and on Leopold not saying anything derogatory about LaCrosse. In addition, LaCrosse's obligations under this agreement are contingent on Leopold maintaining the confidentiality of any LaCrosse information which constitutes trade secrets of LaCrosse protected under the Uniform Trade Secrets Act, state or common law, and are further contingent on Leopold keeping the promises he made to LaCrosse in the Agreement Relating to Technology, Confidential Information, and Competition that he signed on July 26, 1999, the terms of which are also incorporated into this Agreement by reference. Leopold promises not to apply for reemployment with LaCrosse or with any of its affiliated or related companies in the future.


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Page Two
Leopold Severance Agreement and Release



If Leopold breaches any of the promises he makes in this paragraph or in the next paragraph, he will be required to return the above consideration to LaCrosse and will be responsible to pay LaCrosse's attorney's fees and costs that it incurs as a result of Leopold's breach of such promise or promises.

In exchange for the promises LaCrosse makes above, Leopold agrees to release and waive any and all claims that he may have against LaCrosse, its successors, assigns, subsidiaries, affiliates and related companies, executors, agents, officers, or board of directors, employees and former employees relating to his employment or termination from employment at LaCrosse. Leopold understands and agrees that his release specifically includes, but is not limited to, claims pursuant to the Wisconsin Fair Employment Act, s 111.31 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S. C. 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. s 621 et seq., and any other federal, state or local laws.

Leopold acknowledges that he was given a copy of the Severance Agreement and Release and was given up to 21 days to review it and consider whether to sign it and that he was encouraged by LaCrosse to consult an attorney during this 21-day period about this Severance Agreement and Release. Leopold further understands that for a period of seven (7) days following his execution of this writing and that the Severance Agreement and Release will not become enforceable or effective until the revocation period has expired. This means that LaCrosse's promises to Leopold under this Agreement do not become effective until this 7-day revocation period ends.



/s/ Mark E. Leopold                               1/4/01
- -------------------------------------           ---------------------------
Mark E. Leopold                                 Date



   /s/ Joseph P. Schneider                        2/2/01
By ----------------------------------           ---------------------------
   LACROSSE FOOTWEAR, INC.                      Date